SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 9, 1999

                                 ASD GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    DELAWARE                        1-12873                     14-1483460
    --------                        -------                     ----------
 State or other                   (Commission                  (IRS Employer
 jurisdiction of                 File Number)               Identification No.)
 incorporation)

1 INDUSTRY STREET, POUGHKEEPSIE, NEW YORK                     12603
-----------------------------------------                     -----
 (Address of principal executive offices)                   (Zip Code)

        Registrant's telephone number, including area code (914) 452-3000


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Item 5.           OTHER EVENTS

         AGREEMENT WITH FOUNDERS

         On February 9, 1999, ASD Group, Inc. (the "Company") entered into a letter agreement with two of its original founders. Pursuant to an original letter agreement dated January 4, 1993, the Company agreed to provide each of the founders with a deferred compensation in the amount of $30,000 per year for fifteen years. In addition, the Company agreed to continue to pay health insurance premiums during this time for each of the founders. Finally, the Company agreed that if the founders should die during this period, the pension would be paid to such founder's wife or children. By letter agreement dated as of February 9, 1999, the founders agreed to accept in lieu of any further pension payments 75,000 restricted shares of the Company's Common Stock and continuation of the medical, dental and prescription drug benefits currently provided to the founders until the founders died or reached the age of 65.

         AGREEMENT WITH GARY HORNE

         The Company is currently indebted to Gary D. Horne, former Chief Executive Officer and Chairman of the Board of the Company, in the aggregate principal amount of $707,492.91, plus accrued and unpaid interest. By letter agreement dated March 4, 1999, Gary Horne agreed to forgive such indebtedness in exchange for: (i) 150,000 shares of the Company's Common Stock (the "Additional Shares"); (ii) release of the 85,718 shares of the Company's Common Stock (the "Escrow Shares") owned by Gary Horne currently being held in escrow, to secure Mr. Horne's indemnifications under the Purchase Agreement (as defined below);
(iii) registration of the resale of the Additional Shares and Escrow Shares;
(iv) consent to the assignment by Mr. Horne of all insurance policies on the life of Gary Horne from which the Company and/or Gary Horne borrowed the cash value along with accumulated interest and an assumption of any liabilities with respect to these insurance policies and the loans outstanding thereunder; (v) the Company providing Gary D. Horne with life insurance for executives according to the benefits of the Company's group insurance plan and providing Gary D. Horne and his wife health and dental insurance according to the benefits of the Company's group insurance plan continuously through September 1, 2001; and (vi) the Company releasing Mr. Horne from certain liabilities arising from his acting as an officer and/or director of the Company from June 26, 1998 through the date hereof, and arising from the Securities Purchase Agreement dated June 26, 1998 (the "Purchase Agreement").

         Consummation of this agreement is subject to a number of conditions including the Company using its best efforts to obtain a general release from each of the purchasers listed on Schedule A to the Purchase Agreement.

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         BANKERS TRUST AGREEMENT

         As of February 26, 1999, the Company was indebted to Bankers Trust Company ("BTC") in the amount of $2,501,132.64, plus all accrued but unpaid interest. Effective February 26, 1999, the Company and BTC entered into the Second Restructuring Agreement (the "Second Restructuring Agreement") pursuant to which the Company's obligations to BTC will be reduced from approximately $2,500,000, plus all accrued but unpaid interest, to $800,000. Pursuant to the Second Restructuring Agreement, upon receipt of a $250,000 payment, Bankers Trust will reduce the Company's indebtedness to it to $550,000, which amount will be payable in 24 months. It is anticipated that consummation of the Second Restructuring Agreement will occur on March 19, 1999, however, it is subject to certain conditions including payment by the Company of $250,000.

         REVOLVING CREDIT FACILITY WITH PNC BANK

         On March 10, 1999, the Company amended the terms of its revolving credit facility with PNC Bank pursuant to which the Company's credit line was increased from $4,500,000 to $5,700,000. The Company currently has an over advance to PNC Bank under the credit facility in the amount of approximately $1,575,000. Pursuant to the terms of the amendment, the Company agreed to begin repaying this over advance upon the earliest to occur of (i) sale of the Company's currently idle manufacturing facility, (ii) refinancing of certain of the Company's real property or (iii) August 29, 1999.

Item 7.           FINANCIAL STATEMENTS AND EXHIBITS

                  Exhibits.

                  1. Letter Agreement dated as of February 9, 1999 between the Company and James J. Yessian.

                  2. Letter Agreement dated as of February 9, 1999 between the Company and John D. Halik.

                  3. Letter Agreement dated as of March 4, 1999 between the Company and Gary D. Horne.

                  4. Second Restructuring Agreement dated as of February 26, 1999 among Automatic Systems Developers, Inc.; ASD Group, Inc.; High Technology Computers, Inc.; Netcomp, Inc. and Bankers Trust Company.

                  5. First Amendment Agreement dated as of March 10, 1999, among Automatic Systems Developers, Inc. and High Technology Computers, Inc. as borrowers; ASD Group, Inc. as guarantor; the financial institutions which are now hereafter become a party to that certain credit agreement dated as of December 18, 1997 and PNC Bank National Association, as agent, amending the restructuring agreement dated as of June 26, 1998.

                                       2

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           ASD GROUP, INC.

                                           By: /s/ PETER C. ZACHARIOU
                                               ---------------------------------
                                                   Peter C. Zachariou, President

Dated:  March 11, 1999

                                       3

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                                 EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------

   1. Letter Agreement dated as of February 9, 1999 between the Company and James J. Yessian.

   2. Letter Agreement dated as of February 9, 1999 between the Company and John D. Halik.

   3. Letter Agreement dated as of March 4, 1999 between the Company and Gary D. Horne.

   4. Second Restructuring Agreement dated as of February 26, 1999 among Automatic Systems Developers, Inc.; ASD Group, Inc.; High Technology Computers, Inc.; Netcomp, Inc. and Bankers Trust Company.

   5. First Amendment Agreement dated as of March 10, 1999, among Automatic Systems Developers, Inc. and High Technology Computers, Inc. as borrowers; ASD Group, Inc. as guarantor; the financial institutions which are now hereafter become a party to that certain credit agreement dated as of December 18, 1997 and PNC Bank National Association, as agent, amending the restructuring agreement dated as of June 26, 1998.